EXHIBITS FOR SUB-ITEM 77D - RQI



Exhibit 77Q1(b)

Changes to Derivatives Policies

The Board of Directors, at its June 9-10, 2009 meeting, expanded the Fund's universe of permissible derivatives transactions. The Fund may, but is not required to, use, without limit, various strategic transactions described below to seek to generate return, facilitate portfolio management and mitigate risks. Although the investment manager may seek to use these kinds of transactions to further the Fund's investment objectives, no assurance can be given that they will achieve this result. The Fund may enter into exchange-listed and over-the-counter put and call options on securities (including securities of investment companies and baskets of securities), indexes, and other financial instruments; purchase and sell financial futures contracts and options thereon; enter into various interest rate transactions, such as swaps, caps, floors or collars or credit transactions; equity index, total return and credit default swaps; forward contracts; and structured investments. In addition, the Fund may enter into various currency transactions, such as forward currency contracts, currency futures contracts, currency swaps or options on currency or currency futures. The Fund also may purchase and sell derivative instruments that combine features of these instruments. The Fund may invest in other types of derivatives, structured and similar instruments which are not currently available but which may be developed in the future. Collectively, all of the above are referred to as "Derivatives Transactions."

Derivatives Transactions can be highly volatile and involve various types and degrees of risk, depending upon the characteristics of the particular derivative, including the imperfect correlation between the value of such instruments and the underlying assets, the possible default of the other party to the transaction and illiquidity of the derivative instruments. Derivatives Transactions may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in derivatives could have a large potential impact on the Fund's performance, effecting a form of investment leverage on the Fund's portfolio. In certain types of Derivatives Transactions the Fund could lose the entire amount of its investmenth; in other types of Derivatives Transactions the potential loss is theoretically unlimited. The market for many derivatives is, or suddenly can become, illiquid. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for Derivatives Transactions. The Fund could experience losses if it were unable to liquidate its position because of an illiquid secondary market. Successful use of Derivatives Transactions also is subject to the ability of the Investment Manager to predict correctly movements in the direction of the relevant market and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the derivatives. Derivatives Transactions entered into to seek to manage the risks of the Fund's portfolio of securities may have the effect of limiting gains from otherwise favorable market movements. The use of Derivatives Transactions may result in losses greater than if they had not been used
(and a loss on a Derivatives Transaction position may be larger than the gain in a portfolio position being hedged), may require the Fund to sell or purchase portfolio securities at inopportune times or for prices other than current market values, may limit the amount of appreciation the Fund can realize on an investment, or may cause the Fund to hold a security that it might otherwise sell. Amounts paid by the Fund as premiums and cash or other assets held as collateral with respect to Derivatives Transactions may not otherwise be available to the Fund for investment purposes.

The use of currency transactions can result in the Fund incurring losses as a result of the imposition of exchange controls, political developments, government intervention or failure to intervene, suspension of settlements or the inability of the Fund to deliver or receive a specified currency. Structured notes and other related instruments carry risks similar to those of more traditional derivatives such as futures, forward and option contracts. However, structured instruments may entail a greater degree of market risk and volatility than other types of debt obligations.

The Fund will be subject to credit risk with respect to the counterparties to certain Derivatives Transactions entered into by the Fund. Derivatives may be purchased on established exchanges or through privately negotiated transactions referred to as over-the-counter ("OTC") derivatives. Exchange-traded derivatives generally are guaranteed by the clearing agency which is the issuer or counterparty to such derivatives. However, many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day and once the daily limit has been reached in a particular contract no trades may be made that day at a price beyond that limit or trading may be suspended. There also is no assurance that sufficient trading interest to create a liquid secondary market on an exchange will exist at any particular time and no such secondary market may exist or may cease to exist. Each party to an OTC derivative bears the risk that the counterparty will default. OTC derivatives are less liquid than exchange-traded derivatives because the other party to the transaction may be the only investor with sufficient understanding of the derivative to be interested in bidding for it. If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, the Fund may experience significant delays in obtaining any recovery under the derivative contract in bankruptcy or other reorganization proceeding. The Fund may obtain only a limited recovery or may obtain no recovery in such circumstances.

The Fund will not be a commodity pool (i.e., a pooled investment vehicle which trades in commodity futures contracts and options thereon and the operator of which is registered with the Commodity Futures Trading Commission). In addition, the Fund has claimed an exclusion from the definition of commodity pool operator and, therefore, is not subject to registration or regulation as a pool operator under the Commodity Exchange Act.

Changes to Investment Policies

The Board of Directors, at meetings held on June 29, 2009 and August 11, 2009, approved amendments to certain non-fundamental investment policies of the Fund. The Directors voted to eliminate the requirement to invest at least 90% of the Fund's total assets in common stocks (including REIT shares), preferred stocks, and other equity securities issued by real estate companies, such as "real estate investment trusts" ("REITs"). Although the Fund, under normal market conditions, will invest at least 80% of its total assets in income producing equity securities issued by high quality REITs, the Board of Directors approved revisions to the definition of high quality, so that high quality REITs are companies that, in the opinion of the investment manager, offer prospects for above average revenue and earnings growth and to determine whether a company is of high quality, the investment manager generally looks to the company's record of earnings growth, as well as to a company's current ratio of debt to capital and the quality of its management. In addition, the Board of Directors voted to (i) increase the Fund's limit on investments in foreign securities to 25% from 20% of the Fund's total assets, of which 15% may be invested in emerging markets; (ii) expand the types of permitted investments for temporary defensive measures to include short-term debt instruments, government securities, cash or cash equivalents (currently only investment grade debt securities); (iii) remove the 10% limitation on investments in mortgage and hybrid REITs; and (iv) remove the requirement that REIT investments must have a market cap greater than $100 million.

The Fund's Board of Directors, including the Independent Directors, also approved and submitted for shareholder approval, converting three of the Fund's policies from fundamental to non-fundamental policies. These fundamental policies had not been changed since the Fund's inception and were more restrictive than required by law. Shareholder approval of these changes was required because the policies were "fundamental," meaning they may only be changed with shareholder approval.

The Fund had a fundamental investment restriction that limited its investment in debt securities issued or guaranteed by real estate companies to 10% of its total assets. The Fund also had a fundamental investment restriction that limited its investments in preferred stock and debt securities rated below investment grade and unrated securities of comparable quality to 20% of the Fund's total assets. In addition, the Fund had a fundamental investment restriction that the Fund may not acquire or retain securities of any investment company, except that the Fund may (a) acquire securities of investment companies up to the limits permitted by Section 12(d) (1) of the 1940 Act, or any exemption granted under the 1940 Act and (b) acquire securities of any investment company as part of a merger, consolidation or similar transaction.

At a special meeting of shareholders initially held on October 22, 2009, and adjourned until November 24, 2009, shareholders of the Fund approved converting the Fund's three fundamental policies to non-fundamental.
These non-fundamental investment restrictions may be changed or eliminated by the Board of Directors, without further shareholder approval; however, the Board of Directors has no current intentions to amend these restrictions.